UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Updated Primary Offering Price
On March 4, 2013, the Company's board of directors established an updated offering price for shares of common stock to be sold in the Company's initial public offering of $10.68 per share. This offering price is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of December 31, 2012, and increased for certain offering and other costs. There have been no material changes between December 31, 2012 and the date of this filing to the net values of the Company’s assets and liabilities that existed at December 31, 2012. As of December 31, 2012, the Company had 12,866,456 shares of common stock issued and outstanding. The Company did not make any adjustments to the valuation for the impact of transactions occurring subsequent to December 31, 2012, including, but not limited to, (i) acquisitions and related financings, (ii) the issuance of common stock and the payment of related costs and (iii) net operating income earned and distributions declared. The offering price for shares of common stock to be sold in the Company's offering is not a statement of the Company's estimated value per share as the Company's board of directors also took into consideration the projected costs and expenses associated with raising equity in the Company's initial public offering and investing that equity into real estate investments. These costs include selling commissions, dealer manager fees, certain other offering costs and acquisition costs and are included in the offering price so that the net offering proceeds per share available for investment are relatively consistent with shares sold in the earlier stages of the initial public offering and so that any dilutive impact to the existing shareholders related to any future follow-on offerings is minimized. Effective March 5, 2013, the offering price of shares of common stock in the Company's initial public offering will increase from the current price of $10.00 per share to $10.68 per share.
The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor's recommendation was based on valuations performed by CBRE, Inc. ("CBRE") with respect to its real estate properties and valuations performed by the Advisor with respect to its cash, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company's assets and liabilities are described further below.
The Company engaged CBRE to provide real estate appraisals for each of the Company's six real estate properties as of December 31, 2012.  CBRE also prepared an appraisal report, including key inputs and assumptions, for the real estate properties it appraised and provided this report to the Company's board of directors.
The Advisor used the appraised values of the Company's real estate properties, together with the Advisor's estimated value of each of the Company's other assets and liabilities, to calculate and recommend an estimated value per share of the Company's common stock. After considering all information provided in light of the board of directors’ extensive knowledge of the Company’s assets, the board of directors unanimously agreed upon an estimated value per share of common stock of $9.08, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company's estimated value per share as of December 31, 2012 and the updated offering price effective March 5, 2013:

Real estate properties	$19.87
Cash	2.48
Other assets	0.45
Mortgage debt	(13.31)
Other liabilities	(0.41)
Estimated value per share	$9.08
Estimated enterprise value premium	None assumed
Total estimated value per share	$9.08
Offering and other costs	1.60
Updated offering price	$10.68

Financial Industry Regulatory Authority (“FINRA”) rules provide no guidance on the methodology an issuer must use to determine its offering price or the estimated value per share. As with any valuation methodology, the Advisor’s methodology, and CBRE's methodology with respect to the appraised value of the Company's real estate properties, are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of common stock, and these differences could be significant. In particular, due in part to the Company's relatively small current asset base, the high concentration of the Company's total assets in real estate, and the number of shares of the Company's common stock outstanding, even modest changes in key assumptions made in appraising the Company's real estate assets could have a very significant impact on the estimated value of the Company's shares. See the discussion under “Real Estate - Real Estate Valuation” below. The estimated value per share does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. As of March 4, 2013, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Estimated Value Methodology
The Company’s goal in calculating its estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE was selected by the Advisor and approved by the Company's board of directors, including a majority of independent directors, to appraise the Company's real estate portfolio(1). CBRE is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company pays to CBRE is based on the scope of work and not on the estimated values of the Company's real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where the real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports are subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, CBRE did not, and was not requested to, solicit third party indications of interest for the Company's common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
CBRE collected all reasonably available material information that it deemed relevant in valuing the Company's real estate properties. CBRE relied in part on property-level information provided by the Advisor, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures.
In conducting its investigation and analyses, CBRE took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although CBRE reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not undertake any duty or responsibility to verify independently any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE, CBRE assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company's management, board of directors and/or the Advisor.
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(1) CBRE is actively engaged in the business of undertaking the valuation of commercial real estate properties in connection with public offerings, private placements, business combinations and similar transactions. CBRE has been engaged by the Company to deliver valuation reports and will receive fees upon the delivery of such reports. In addition, the Company has agreed to indemnify CBRE against certain liabilities arising out of this engagement. CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date hereof, CBRE and its affiliates have provided a number of commercial real estate and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the valuations, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company's assets.

In performing its analyses, CBRE made numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and the Company's control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE assumed that the Company has clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, CBRE's analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect CBRE's analysis and conclusions.  CBRE's appraisal reports contain other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company's real estate properties may actually be sold could differ from CBRE's analyses.
Although CBRE considered any comments received from the Company or the Advisor to their appraisal reports, the final estimated values of the Company's real property properties were determined by CBRE.  The appraisal reports for the Company's real estate properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated offering price per share of the Company's common stock. The consolidated appraisal report is not addressed to the public and may not be relied upon by any other person to establish an estimated value of the Company's common stock and does not constitute a recommendation to any person to purchase or sell any shares of the Company's common stock. In preparing its appraisal reports CBRE did not solicit third-party indications of interest for the Company's real estate properties. While CBRE is responsible for providing the Company real property valuations, CBRE is not responsible for and did not calculate the estimated value per share or the updated offering price per share of common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE's appraisal reports. All of the CBRE appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As described above, the Advisor engaged CBRE to provide appraisals of the Company's real estate properties. CBRE estimated the value of each of the Company's real estate properties, using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on the direct capitalization approach for the final valuations of each of the real estate properties. The direct capitalization approach applies a current market capitalization rate to the properties' net operating income. The capitalization rate was based on recent comparable market transactions adjusted for unique property and market-specific factors, and the capped net operating income (NOI) was estimated based on CBRE's expertise in appraising commercial real estate. Real estate is currently carried in the Company’s financial statements at its amortized cost basis.
From inception through December 31, 2012, the Company had acquired six real estate assets for $230.0 million, exclusive of acquisition fees and expenses. In addition, the Company has invested $2.7 million in capital improvements on its real estate portfolio. As of December 31, 2012, the total appraised value of the Company’s investments in real estate as provided by CBRE using the valuation method described above was $255.7 million. The total appraised real estate value as of December 31, 2012 compared to the original acquisition price plus subsequent capital improvements to date, results in an overall increase in the real estate value of approximately 9.9%. The following summarizes the range and weighted-average direct capitalization rates reflected in the appraised real estate values:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
5.25% to 5.75%	5.54%
While the Company believes that CBRE's assumptions and inputs are reasonable, a change in CBRE's assumptions and inputs would significantly impact the calculation of the appraised value of the real estate assets. Furthermore, given (i) the Company's relatively small asset base, (ii) the high concentration of the Company's total assets in real estate, and (iii) the number of shares of the Company's common stock outstanding as of December 31, 2012, any change in the appraised value of the real estate assets would have a significant impact on the Company's estimated value per share.
Assuming all other factors remain unchanged, a decrease to the capitalization rates of 25 basis points would increase the estimated value of the real estate assets by $12.1 million and an increase in the capitalization rates of 25 basis points would decrease the estimated value of the real estate assets by $11.1 million. Based on the number of shares of common stock outstanding as of December 31, 2012, the variance in the estimated value of the real estate assets due solely to the changes in assumed capitalization rates described in the preceding sentence (and assuming all other factors remained unchanged) could result in a range of possible estimated values per share from $8.22 to $10.02.

Similarly, a decrease to the net operating income of 5% would decrease the value of the real estate assets by $12.8 million and an increase in the net operating income of 5% would increase the value of the real estate assets by $12.8 million. Based on the number of shares of common stock outstanding as of December 31, 2012, the variance in the estimated value of the real estate assets due solely to the changes in assumed net operating income described in the preceding sentence (and assuming all other factors remained unchanged) would result in a range of possible estimated values per share from $8.09 to $10.07.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values as of December 31, 2012 but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms and the discount rates were based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term and loan‑to‑value ratio.
As of December 31, 2012, the fair value and carrying value of the Company’s notes payable were $171.2 million and $167.9 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 6.1 years, was approximately 3.23%. Assuming all factors remained unchanged, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s notes payable by $2.2 million and an increase to the discount rates of 25 basis points would decrease the estimated value of the Company’s notes payable by $2.2 million.
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities. Certain balances, including lease intangible assets and liabilities related to real estate investments and deferred financing costs have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the real estate investments and the related notes payable. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the updated offering price per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different offering price per share, and these differences could be significant. Markets for real estate investments can fluctuate and values are expected to change in the future.
Limitations of Estimated Value Per Share
The Company is using the estimated value per share exclusively to establish an updated offering price for shares of common stock to be sold under its initial public offering. As with any valuation methodology, the Advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a significantly different offering price per share. Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	a third-party valuation firm would offer the same estimated value per share in an arm's-length transaction to purchase all or substantially all of the Company's shares of common stock; or

•	the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share as of March 4, 2013 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of December 31, 2012. The Company did not make any adjustments to the valuation for the impact of transactions occurring subsequent to December 31, 2012, including, but not limited to, (i) acquisitions and related financings, (ii) the issuance of common stock and the payment of related costs and (iii) net operating income earned and distributions declared. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. Because of, among other factors, the Company's relatively small current asset base, the high concentration of the Company's total assets in real estate, and the number of shares of the Company's common stock outstanding, any change in the value individual assets in the portfolio, particularly changes affecting the Company's real estate assets, could have a very significant impact on the value of the Company's shares. See the discussion under “Real Estate - Real Estate Valuation” above.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, the purchase price of shares of common stock issued under the dividend reinvestment plan will be equal to 95% of the price to acquire a share of common stock in the Company’s public offering. Commencing on the next purchase date, which is on or after April 1, 2013, participants will acquire shares under the dividend reinvestment plan at $10.15 per share.
Also as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces an updated primary offering selling price in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the April 1, 2013 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on March 14, 2013.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Legacy Partners Apartment REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Forward-Looking Statements
 The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate investments assumes the properties realize the projected net operating income and that investors would be willing to invest in such properties at similar capitalization rates. Though these are the Company’s and the Advisor’s best estimates as of March 4, 2013, the Company can give no assurance in this regard and even small changes to these assumptions could result in significant differences in the estimated values of the real estate investments, estimated value per share and offering price. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K filed with the SEC and the risks identified in Post-Effective Amendment No. 9 to the Company’s Registration Statement (file no. 333-161449), filed with the SEC on February 6, 2013. Actual events may cause the value and returns on the Company’s investments to be less than the estimated value per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: March 4, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer